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                                                                   Exhibit 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549


July 2, 2002


Dear Sir/Madam:


We have read the first through fourth paragraphs of Item 4 included in the Form 8-K dated July 2, 2002, of Aegis Communications Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

ARTHUR ANDERSEN LLP



By
    Mark D. Kemp

CAB

cc:
Mr. Michael J. Graham, Aegis Communications Group, Inc.